EXHIBIT 3.1

AMENDMENT NO. 2 TO THE

FOURTH AMENDED AND RESTATED BYLAWS

of

VEECO INSTRUMENTS INC.

Effective October 20, 2011

The Bylaws shall be amended as follows:

At the end of Section 2.1, add the following:

Except as provided in Section 2.11 of these Bylaws, each director shall be elected by the vote of a majority of the votes cast with respect to the director at any meeting for the election of directors at which a quorum is present, provided that if the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors.  For purposes of this paragraph, a majority of the votes cast means that the number of shares voted “for” a director must exceed 50% of the votes cast with respect to that director.  The votes cast shall include votes to withhold authority in each case and exclude abstentions with respect to that director’s election.

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